Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Corporation Announces
2-for-1 Stock Split

     MECHANICSBURG, PENNSYLVANIA — - November 13, 2003 — - Select Medical Corporation (NYSE: SEM) today announced that its Board of Directors approved a 2-for-1 split of its common stock. The stock split is being effected in the form of a 100% stock dividend that is payable on or about December 22, 2003 to shareholders of record on December 5, 2003. The stock split will increase the number of outstanding shares of common stock from approximately 50 million to approximately 100 million.

     In announcing the action, Robert A. Ortenzio, Select Medical Corporation’s President and Chief Executive Officer, stated “This decision is intended to increase the number of shares available to investors in order to make Select Medical Corporation more attractive to investors by broadening its trading liquidity.”

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 77 long-term acute care hospitals in 24 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada. Select operates approximately 814 outpatient rehabilitation clinics in the United States and Canada. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com.

     Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel Veit, 717/972-1101
ir@selectmedicalcorp.com